Exhibit 3

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Voting Agreement”) is entered into as of July 6, 2011, by and among Blackhawk Acquisition Parent, LLC, a Delaware limited liability company (“Parent”) and the undersigned shareholders (collectively, the “Shareholders” and each individually, the “Shareholder”) of APAC Customer Services, Inc., an Illinois corporation (the “Company”). Defined terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, Blackhawk Merger Sub, Inc., an Illinois corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company.

WITNESSETH:

WHEREAS, as of the date hereof, each Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (including entitlement to dispose of (or to direct the disposition of) and has the right to vote (or to direct the voting of)) the number of common shares, par value $0.01 per share (the “Company Shares”), of the Company set forth opposite the name of such Shareholder on Schedule I hereto (such Company Shares, together with any other Company Shares the voting power over which is directly or indirectly acquired by such Shareholder until the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the “Shareholder Owned Shares”);

WHEREAS, simultaneously herewith, Parent, Acquisition Sub and the Company are entering into the Merger Agreement, pursuant to which Acquisition Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Company’s Board of Directors, in approving the Merger and the Merger Agreement, also approved the execution, delivery and performance of this Agreement by the parties hereto, such that the provisions of Section 7.85 and 11.75 of the IBCA are inapplicable to the execution, delivery and performance of this Agreement by the parties hereto; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Other Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For the purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate or Subsidiary of any Shareholder.

(b) “Permitted Transferee” means, with respect to any Shareholder (including any Permitted Transferee), any other Shareholder, any immediate family member of any Shareholder, any trust, partnership, corporation, limited liability company or other entity of which the beneficiaries or beneficial owners, as the case may be, are Shareholders or Permitted Transferees, a trust or other entity for the benefit of any Person that is qualified as a charitable organization under Section 501(c)(3) of the Code, or a family foundation established by or on behalf of one or more of the Shareholders for the purpose of making charitable gifts or donations to Persons that are qualified as charitable organizations under Section 501(c)(3) of the Code.

(c) “Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, other entity or group.

(d) “Representative” means, with respect to any Person, any director, officer, other employee, accountant, consultant, legal counsel, financial advisor, advisor, advisor, agent or other representative of such Person. For the purposes of this Agreement, none of the Representatives of the Company or any of its Subsidiaries shall be deemed to be a Representative of any Shareholder.

ARTICLE II

VOTING AGREEMENT AND GRANT OF IRREVOCABLE PROXY

Section 2.1 Agreement to Vote the Shareholder Owned Shares.

(a) From and after the date hereof, at any meeting of the Company’s shareholders (or any adjournment or postponement thereof), however called, each Shareholder shall vote (or cause to be voted) in person or by proxy all of such Shareholder’s Shareholder Owned Shares:

(i) in favor of the adoption and approval of the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Merger (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company shareholders, in furtherance thereof);

(ii) against any proposal presented to the Company’s Shareholders for approval at any meeting of the Company’s Shareholders, or any written consent in lieu thereof, if the action, transaction or agreement that is the subject of such proposal, following approval by the Company’s Shareholders would reasonably be expected, directly or indirectly, to result in a breach by the Company of any covenant, representation, warranty or other obligations of the Company set forth in the Merger Agreement; and

(iii) against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Competing Proposal; (B) any

nominee for election to the Company’s Board of Directors other than (x) a Person nominated by the Company’s Board of Directors or any committee thereof and/or (y) Theodore G. Schwartz; or (C) any other action or proposal to be voted upon by the Company’s shareholders at any meeting of the Company’s shareholders, or any written consent in lieu thereof, if such action or proposal would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.

(b) Each Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate or be inconsistent with the provisions and agreements set forth in this Article II.

Section 2.2 Irrevocable Proxy.

(a) In furtherance of the Shareholders’ agreements in Section 2.1 of this Agreement, each Shareholder hereby appoints Parent and Parent’s designees, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote all Shareholder Owned Shares owned by such Shareholder (at any meeting of the Company’s shareholders (or any adjournment or postponement thereof), however called), or to execute one or more written consents in respect of such Shareholder Owned Shares with respect to the matters described in Section 2.1(a) of this Agreement. If any Shareholder fails for any reason to be counted as present or to vote (including by written consent, if applicable) such Shareholder’s Shareholder Owned Shares in accordance with the requirements of Section 2.1(a) above, then Parent shall have the right to cause to be present or vote such Shareholder’s Shareholder Owned Shares in accordance with the provisions of Section 2.1(a).

(b) Such proxy shall (A) be valid and irrevocable until the valid termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof and (B) automatically terminate upon the valid termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof. Each Shareholder represents that any and all other proxies and powers of attorney heretofore given in respect of such Shareholder Owned Shares owned by such Shareholder are revocable, and that such other proxies have been revoked. Each Shareholder affirms that the foregoing proxy is: (x) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of such Shareholder’s duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable prior to valid termination of this Agreement or as otherwise provided in Article VI hereof. All authority herein conferred shall survive the death or incapacity of such Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Shareholder. Subject to the other terms and provisions of this Agreement, each Shareholder shall retain the right to vote all of such Shareholder’s Shareholder Owned Shares on all matters not described in Section 2.1(a).

ARTICLE III

STANDSTILL AND NON-SOLICITATION IN RESPECT OF SHAREHOLDER

OWNED SHARES

Section 3.1 Standstill in Respect of Shareholder Owned Shares

Each Shareholder hereby agrees that, from and after the date hereof until the earlier of the Effective Time of the Merger and the valid termination of the Merger Agreement, such Shareholder shall not, directly or indirectly, unless (i) specifically requested by Parent in writing or (ii) expressly contemplated by the terms of this Agreement or the Merger Agreement:

(a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Shareholder Owned Shares; provided that this Section 3.1(a) shall not limit or preclude any Shareholder’s right to Transfer any Shareholder Owned Shares to any Permitted Transferee solely for estate planning or charitable purposes, provided that, (i) the Shareholder provides at least three Business Days advance written notice to Parent of such proposed transfer (including providing such other information and documentation related to the proposed Permitted Transferee as Parent may reasonably request) and (ii) such Permitted Transferee agrees in a written agreement with Parent (in form and substance satisfactory to Parent, in its reasonable discretion) to hold such Shareholder Owned Shares pursuant to, and to be bound by, the terms and conditions of this Agreement as a “Shareholder” hereunder, and to make each of the representations and warranties (which may be made in reliance upon a certificate from the Shareholder) hereunder in respect of the Shareholder Owned Shares transferred as such Shareholder shall have made hereunder (the “Joinder”) and (iii) the Joinder shall be valid and binding in all respects on the Permitted Transferee; provided, further, in the event that any proposed Permitted Transferee does not comply with the obligations imposed hereunder with respect to the Shareholder Owned Shares purported to be transferred to such Person, such transfer shall be deemed null and void ab initio;

(b) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any subsidiary or division thereof;

(c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or otherwise take any action intended to advise or influence any Person with respect to the voting of, any voting securities of the Company, other than in support of the Merger and the Merger Agreement;

(d) make any public announcement with respect to, or submit a proposal for, or offer for (with or without conditions) any extraordinary transaction involving the Company or its securities or material assets;

(e) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

(f) seek, in any way which may be reasonably likely to require, involve or trigger public disclosure of such request pursuant to applicable Law, to have any provision of this Section 3.1 amended, modified or waived; or

(g) otherwise take, directly or indirectly, any actions with the purpose of avoiding or circumventing any provision of this Section 3.1 or which would reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the Merger Agreement or its ability to perform the Shareholder’s obligations under this Agreement.

Any action taken in violation of the foregoing shall be null and void ab initio.

Section 3.2 Dividends, Distributions, Etc. in Respect of Shareholder Owned Shares; Additional Shareholder Owned Shares. In the event of a share dividend or share distribution, or any change in the Company Shares by reason of any share dividend or share distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shareholder Owned Shares” shall be deemed to refer to and include the Shareholder Owned Shares as well as all such share dividends and share distributions and any securities into which or for which any or all of the Shareholder Owned Shares may be changed or exchanged or which are received in such transaction. Each Shareholder hereby agrees, during the term of this Agreement, to promptly notify Parent of any new Common Shares acquired by such Shareholder, if any, after the execution of this Agreement. Any such Common Shares shall be subject to the terms of this Agreement as though owned by such Shareholder on the date of this Agreement.

Section 3.3 Competing Proposals in Respect of Shareholder Owned Shares.

(a) Each Shareholder shall not, and shall use his or its reasonable best efforts to ensure that each of his or its Representatives and Affiliates do not, directly or indirectly: (i) solicit or initiate, or knowingly facilitate or encourage (including by way of providing information), any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal; (ii) participate in any negotiations regarding, or furnish to any person (other than the Company, any other Shareholder or any Representatives of the Shareholder, the Company or any other Shareholder) any nonpublic information with respect to, any Competing Proposal; or (iii) engage in discussions with any person (other than the Company, any other Shareholder or any Representatives of the Shareholder, the Company or any other Shareholder) with respect to any Competing Proposal.

(b) If a Shareholder, or any of his or its Representatives, at any time during the Pre-Closing Period, receives any inquiry regarding a Competing Proposal from a potential bidder or its Representatives, or any potential bidder or its Representatives seeks to initiate negotiations or discussions with the Shareholder related to a Competing Proposal, then such Shareholder shall promptly: (i) advise the Company in writing of such Competing Proposal, inquiry or request (including the identity of the Person making or submitting such Competing Proposal, inquiry or request and the material terms and conditions thereof); and (ii) provide the Company with copies of all documents and other written communications received by such Shareholder setting forth the terms and conditions of such Competing Proposal, inquiry or request.

(c) Each Shareholder shall, and shall ensure that each of his or its Representatives and Affiliates (if applicable), immediately cease and cause to be terminated any existing solicitation by such Shareholder, his or its Representatives or Affiliates of, or discussions or negotiations between such Shareholder, his or its Representatives or Affiliates and, any Person relating to any Competing Proposal.

(d) Each Shareholder agrees that it will promptly inform each of his or its Representatives and his or its Affiliates’ Representatives of the obligations undertaken in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to Parent as follows:

Section 4.1 Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming that this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.2 Ownership of Shares. As of the date hereof, such Shareholder beneficially owns the number of Company Shares set forth opposite the name of such Shareholder on Schedule I hereto. Such Shareholder has the sole power to vote (or cause to be voted) such Company Shares and has good and valid title to such Company Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

Section 4.3 No Conflicts. Neither the execution and delivery of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, will result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Shareholder Owned Shares owned by such Shareholder or such Shareholder’s assets may be bound, or (ii) violate any applicable Law, except, with respect to any of the foregoing clauses (i) and (ii), as does not and would not reasonably be expected to impair such Shareholder’s ability to perform his or its obligations under this Agreement.

Section 4.4 Reliance by Parent. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Each Shareholder that is a non-natural person further represents and warrants to Parent as follows:

Section 4.5 Corporate Organization. Each Shareholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

Section 4.6 Authority Relative to This Agreement. Each Shareholder has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by each Shareholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors, general partner or similar governing body of each Shareholder, and no other corporate proceedings on the part of each Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 4.7 No Conflicts. Neither the execution and delivery of this Agreement by each Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, will conflict with or result in any breach of the organizational documents of such Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Shareholders as follows:

Section 5.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 5.2 Authority Relative to This Agreement. Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding agreement of the Shareholder, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3 No Conflicts. Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, will (i) conflict with or result in any breach of the governing documents of Parent; (ii) require any Permit from any Governmental Authority; (iii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party, or (iv) violate any applicable Law, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination.

(a) Subject to Section 6.1(b), this Agreement shall terminate, without further action by any of the parties hereto, and none of Parent or any of the Shareholders shall have any rights or obligations under this Agreement, immediately upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and the Shareholders, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) February 29, 2012, (iv) any reduction in or change in the form of the Merger Consideration and (v) the Effective Time of the Merger.

(b) Notwithstanding Section 6.1(a), (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s willful breach of any of the terms of this Agreement prior to the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Appraisal Rights. To the extent permitted by applicable Law, each Shareholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that he or she may have under applicable Law.

Section 7.2 Documentation and Information. Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent of its identity and holdings of the Shareholder Owned Shares and the nature of such Shareholders’ commitments, arrangements and understandings under this Agreement, in any press release, the Proxy Statement or any other disclosure document required in connection with the Merger or any transactions contemplated by the Merger Agreement, and (ii) will use its or his reasonable best efforts to give to Parent, as promptly as practicable, any information reasonably related to the foregoing as it may reasonably require for the preparation of any such disclosure documents. Each Shareholder will use its or his reasonable best efforts to notify Parent, as promptly as practicable, of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent such Shareholder becomes aware that any such information has become false or misleading in any material respect.

Section 7.3 Further Actions. Each of the parties hereto agrees that it, he or she will use its, his or its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 7.4 Waivers. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.5 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.6 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of a court of the State of Illinois located in Cook Country, Illinois (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of a federal court sitting in Cook County in the State of Illinois); (b) agrees that it, he or she will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it, he or she will not bring any such action in a court of the State of Illinois located in Cook Country, Illinois (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than a Federal court sitting in Cook County in the State of Illinois). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 7.6 shall be effective service of process for any such action. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT, HE OR SHE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING.

Section 7.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.7):

If to Parent to:

Blackhawk Acquisition Parent, LLC

c/o One Equity Partners IV, L.P.

320 Park Avenue

New York, New York 10022

Attention: Judah A. Shechter

Telephone: (212) 270-7689

Facsimile No.: (917) 464-7716

with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: Derek Winokur, Esq.

(212) 698-3500

Facsimile No. (212) 698-3599

If to the Shareholders, to:

c/o APAC Customer Services, Inc.

2201 Waukegan Road, Suite 300

Bannockburn, IL 60015

Attention: General Counsel

Telephone: (847) 236-5452

Facsimile No.: (847) 236-5451

with a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661

Attention: Jeffrey R. Patt

Telephone: (312) 902-5604

Facsimile No.: (312) 577-8864

Section 7.8 Entire Agreement; Assignment; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, or between the parties with respect to the subject matter hereof. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the parties’ rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by any party without the other parties’ prior written consent shall be void and of no effect; provided, however, that Parent may assign this Agreement to an Affiliate thereof (including, for the avoidance of doubt, NCO Group, Inc.), so long as such assignment does not result in (a) any greater liability than any Shareholder would otherwise have had, or (b) any breach by Parent of any of its obligations under this Agreement; provided that, upon such assignment, Parent shall remain jointly and severally liable with its applicable Affiliate to the Shareholders for performing all of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature. This Agreement is intended to create a contractual relationship between the Shareholder, on the one hand, and Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto. Without limiting the generality of the foregoing, neither the Shareholder nor Parent, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with Parent or any other shareholder of the Company.

Section 7.9 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or Governmental Authority to be invalid, void or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability or application of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a suitable and equitable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.10 Certain Interpretations. For purposes of this Agreement:

(a) Unless otherwise specified, all references in this Agreement to Articles and Sections shall be deemed to refer to Articles and Sections of this Agreement.

(b) The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

(d) The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(e) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 7.11 Fees and Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.12 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shareholder Owned Shares. All rights, ownership and economic benefits of and relating to the Shareholder Owned Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct the Shareholders in the voting or disposition of any of the Shareholder Owned Shares, except as otherwise provided in this Agreement.

Section 7.13 Capacity as a Shareholder. Parent acknowledges that each Shareholder has entered into this Agreement solely in his or its capacity as the record and/or beneficial owner of Company Shares (and not in capacity as a director or officer of the Company or any of its subsidiaries) and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any Shareholder who serves as a director or officer of the Company or any of its subsidiaries in acting in his or its capacity as a director or officer of the Company or any such subsidiaries, nor shall it limit or affect any Representative or Affiliate of the Company or of any of the Company’s subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

BLACKHAWK ACQUISITION PARENT, LLC

By:	/s/ Thomas J. Kichler
Name:	Thomas J. Kichler
Title:	Manager

SHAREHOLDERS:

TRUST FOUR HUNDRED THIRTY

By:	/s/ Tracy D. Ward
Name:	Tracy D. Ward
Title:	Trustee

By:	/s/ Scott A. Mordell
Name:	Scott A. Mordell
Title:	Trustee

TRUST SEVEN HUNDRED THIRTY

By:	/s/ Todd G. Schwartz
Name:	Todd G. Schwartz
Title:	Trustee

By:	/s/ Scott A. Mordell
Name:	Scott A. Mordell
Title:	Trustee

TRUST 3080

By:	/s/ Tracy D. Ward
Name:	Tracy D. Ward
Title:	Trustee

By:	/s/ Scott A. Mordell
Name:	Scott A. Mordell
Title:	Trustee

TRUST 3081

By:	/s/ Todd G. Schwartz
Name:	Todd G. Schwartz
Title:	Trustee

By:	/s/ Scott A. Mordell
Name:	Scott A. Mordell
Title:	Trustee

LTHS REVOCABLE TRUST DATED APRIL 4, 1986

By:	/s/ Theodore G. Schwartz
Name:	Theodore G. Schwartz
Title:	Trustee

CAPA PARTNERS, L.P.
By: CAPA GP Corp., its Managing General Partner

By:	/s/ Todd G. Schwartz
Name:	Todd G. Schwartz
Title:	President

THEODORE G. SCHWARTZ

/s/ Theodore G. Schwartz

EXECUTION VERSION

Schedule I

Shareholder Owned Shares

Shareholder	Number of Shareholder Owned Shares
LTHS Revocable Trust dated April 4, 1986	5,011,218
CAPA Partners, L.P.	9,858,000
Trust Four Hundred Thirty	2,040,000
Trust Seven Hundred Thirty	2,040,000
Trust 3080	500,000
Trust 3081	379,000
Theodore G. Schwartz	165,211[1]

[1]	Represents Company Shares underlying options.